Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations
Tina Barry, (972) 673-7931
Greg Artkop, (972) 673-8470

Investor Relations
Aly Noormohamed, (972) 673-6050
DR PEPPER SNAPPLE GROUP REPORTS FOURTH QUARTER 2008 RESULTS
Fourth quarter earnings per share excluding certain items were $0.39. Reported loss of $2.44 per share reflects non-cash impairment charges, previously announced restructuring plans and separation related costs.
Full year 2008, the company generated $709 million of cash from operating activities and repaid
$395 million of debt since spin-off.
2009 earnings per share excluding certain items are expected to be $1.59 to $1.67. 2009 Reported
EPS is expected to be $1.71 to $1.79.
Plano, TX, March 26, 2009 — Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported a fourth quarter 2008 loss of $2.44 per share compared to earnings of $0.54 per share in the prior year period. Due to the recent deterioration in macroeconomic and market conditions, the company recorded a non-cash, after-tax impairment charge of $696 million or $2.74 per share in the quarter related to goodwill and certain intangible assets. Excluding this charge and certain other items, the company earned $0.39 per share compared to $0.48 per share in the prior year period.
For the fourth quarter, net sales declined 1% and the loss from operations totaled $836 million compared to income of $273 million in the prior year period. Excluding the impact of glaceau and Hansen U.S. product distribution losses, net sales increased 3% reflecting a 1% increase in sales volume and the ongoing benefit of pricing actions taken earlier in the year. Segment operating profit increased 4% reflecting continuing strength in the company’s carbonated soft drinks (CSD) business.
For the year, the company reported a loss of $1.23 per share compared to earnings of $1.96 per share in the prior year period. Excluding certain items, the company earned $1.85 per share compared to $1.98 per share in the prior year period. The company generated $709 million of cash from operating activities. Since its separation from Cadbury in May 2008, the company has repaid $395 million of principal of its floating rate term loan, covering both its 2008 and 2009 obligations.
DPS President and CEO Larry Young said, “With the U.S. economy facing its worst recession in postwar times and rising unemployment rates, consumers have dramatically changed the way they shop. Value, quality, product satisfaction and increased at-home usage are key factors in purchasing decisions. With our portfolio of leading flavored CSDs and value-priced juices, we continue to offer consumers affordable treats every day. For the quarter, our CSD case volume contracted only slightly at a time when liquid refreshment beverages declined low single-digits. Weak demand for our premium products, especially Snapple, continued during the fourth quarter and in to 2009.

“While we have certainly increased our focus on cost containment, we remain committed to our long-term strategy and continue to invest behind growth initiatives. Stepped up marketing spend and increased media leverage ensure we are reaching more consumers every day.
“In our first year as a public company, and in what is arguably one of the toughest economic environments on record, we are proud of what we have accomplished so far.” Young added, “Our CSD and value juice momentum continues and, together with expanded distribution of Crush, we’re off to a solid start in 2009. The strength of our brands, the passion of our people and strong relationships with our retail partners and bottlers, along with the realization of a strengthened company owned route-to-market, provide the fuel that will support our growth plans for many years to come.”

	Fourth Quarter			Full Year
Earnings per share reconciliation	2008	2007	%	2008	2007	%

Reported (loss)/earnings per share	($2.44)	$0.54	NM	($1.23)	$1.96	NM

Items affecting comparability
- Impairment of goodwill and intangible assets
- Gain on glaceau termination	2.74	0.01		2.74	0.01
- Restructuring costs	—	(0.17)		—	(0.17)
- Transaction and separation costs	0.06	0.10		0.14	0.18
- Bridge loan fees and expenses	0.01	—		0.08	—
- Separation related tax items	—	—		0.06	—
	0.02	—		0.06	—

EPS excluding certain items	$0.39	$0.48	(19)	$1.85	$1.98	(7)
Volume (BCS), sales volume, net sales and segment operating profit, as adjusted, in the table and commentary below are net of intersegment eliminations and foreign currency and exclude the impact of glaceau and Hansen U.S. distribution losses and the acquisition of SeaBev. For a reconciliation of non-GAAP to GAAP measures see pages A-5 to A-7 accompanying this release.

Summary of 2008 results	% Growth vs 2007 as reported		% Growth vs 2007 as adjusted
	Fourth Quarter	Full Year	Fourth Quarter	Full Year
Volume (BCS)	(2)	(2)	(1)	(1)
Net sales ($)
Beverage Concentrates	5	1	9	1
Finished Goods	(5)	4	(4)	4
Bottling Group	(2)	(1)	7	5
Mexico and the Caribbean	(2)	2	(15)	1

Total net sales	(1)	0	3	4

Segment Operating Profit			4	0
(Loss) / Income from operations	NM	NM
BCS — bottler case sales

Volume (BCS)
For the quarter, volume declined 1%. CSDs declined less than 1% and non-carbonated beverages (NCBs) decreased 2%.
In CSDs, Dr Pepper volume was up 0.5%. “Core 4” brands — 7UP, Sunkist, A&W and Canada Dry — were flat driven primarily by Canada Dry which was up 4% as Green Tea Ginger Ale continued to gain momentum. 7UP volume was down 4% in line with trends seen in the third quarter. In Mexico, Peñafiel declined high single-digits reflecting substantially weaker economic conditions.
In NCBs, Hawaiian Punch volume increased 19% on second half promotional activities and favorable comparisons in the prior year period. Pressure on the company’s premium products continued with Snapple volume down 17%. Mott’s juices and sauces declined 9% on mid-single-digit price increases taken at the beginning of October 2008. In Mexico, Aguafiel declined 15% on single-digit price increases taken earlier in the year.
By geography, U.S. and Canada volume declined less than 1%, and in Mexico and the Caribbean, volume declined 2%.
For the year, CSD volume declined 1% and NCBs were flat. Dr Pepper volume declined less than 1% and Core 4 brands declined 2%. Hawaiian Punch and Mott’s volume grew 9% and 2%, respectively, and was offset by Snapple declines of 7% and Aguafiel declines of 17%. By geography, U.S. and Canada volume declined 1%, and in Mexico and the Caribbean, volume declined 4%.
Sales volume
For the quarter, sales volume increased 1% on higher than expected concentrate sales to third-party bottlers reflecting inventory build ahead of the January 1, 2009 concentrate price increase as well as expanded distribution of Crush. For the year, sales volume decreased slightly.
Net sales
Net sales for the quarter increased 3% reflecting sales volume growth and the ongoing benefits of price increases taken earlier in the year. Beverage concentrates net sales increased 9% reflecting the higher than expected concentrate sales to third-party bottlers and lower discounts to customers. Weaker premium beverage trends impacted Finished Goods with price/mix decreasing low single digits. Bottling Group continued to benefit from high single-digit price increases taken earlier in the year as well as favorable mix.
The impact of foreign currency reduced total company net sales growth by 2 percentage points for the quarter and had no net impact on full year growth. The impact of foreign currency reduced Mexico and Caribbean net sales growth by 14 percentage points for the quarter and 1 percentage point for the full year.
Across all measured channels, as reported by The Nielsen Company, the company grew U.S. CSD dollar share 0.3 percentage points for the quarter and 0.2 percentage points for the full year.
Segment operating profit
For the quarter, segment operating profit increased 4% reflecting net sales growth and savings from the 2007 restructuring program offset by high single-digit COGS per case increases and the impact of foreign currency, which reduced segment operating profit growth by 2 percentage points.

Higher than expected concentrate sales to third-party bottlers, ahead of the January price increase and Crush inventory build, as well as lower than expected fuel costs contributed $12 million to operating profit growth for the quarter.
For the year, segment operating profit was flat. Net sales growth and savings from the 2007 restructuring program were offset by high single-digit COGS per case increases and higher fountain/foodservice discounts, transportation and labor costs. Foreign currency had no net impact on the full year segment operating profit growth.
Corporate and other items
For the quarter, restructuring costs were $26 million. This amount included $16 million of additional pension expenses related to a previously announced restructuring action.
Unallocated general and administrative costs were $15 million reflecting steady state stand-alone costs.
In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” and due to deteriorating macroeconomic and market conditions in the fourth quarter, the carrying values of both the Bottling Group’s goodwill and distribution rights and the Snapple brand intangible were reduced to their fair values. The non-cash, after-tax impairment charge was $696 million.
Net interest expense increased $24 million to $56 million reflecting the absence of related party interest income in light of the company’s new capital structure as a stand-alone company.
The effective tax rate was 29.5%. This included a tax benefit of $343 million related to impairment, a tax expense of $12 million related to certain tax items indemnified by Cadbury and a $5 million tax expense for additional items related to separation. Excluding these items, the tax rate for the quarter was 45.5%. Higher than expected deferred tax expense items and unfavorable territory mix adversely impacted the tax rate for the quarter by $9 million.
For the year, the effective tax rate was 16.3% which included $343 million related to impairment, $19 million related to Cadbury indemnified items and $16 million related to separation.
Cash flow
For the year, the company generated $709 million of cash from operating activities. Capital spending totaled $304 million. The company repaid $395 million of principal of its floating rate term loan, covering both its 2008 and 2009 obligations.
2009 full-year guidance
The company expects full year 2009 net sales to decline 2% to 4%. Excluding the impact of the loss of Hansen product distribution and on a currency neutral basis the company expects comparable net sales to grow 2% to 4%.
The company will record a net one-time pre-tax gain of $51 million, or $0.12 per share, in the first quarter of 2009 related to the Hansen contract termination in the U.S. and Mexico. Excluding this item, the company expects earnings per share of approximately $1.59 to $1.67.
The full year tax rate is expected to be approximately 39% to 40% which includes approximately $16 million of charges related to items that are indemnified by Cadbury.

Unfavorable comparisons to prior year are expected to be more pronounced in the first half reflecting the impact of our stand-alone financial structure as well as a shift in marketing expenses to coincide with the timing of innovation and increased consumer communications. Additionally, the Easter holiday falls in the second quarter in 2009 versus the first quarter in 2008.
The company expects to make cash contributions of $43 million to its pension and post-retirement benefit plans in 2009.
Capital spending is expected to be approximately 5% of net sales.
The company remains committed to using its free cash flow to pay down debt and expects to reduce its debt obligations by at least $400 million, prepaying all of 2010 and part of 2011 principal.
Segment reporting changes
Effective with its first quarter 2009 results, the company will begin reporting three operating segments:
•	Beverage Concentrates;
•	Packaged Beverages; and,
•	Latin America Beverages.
In aligning its reporting structure, the company is changing the following:
1.	The former Bottling Group and Finished Goods segments will be combined to form the Packaged Beverages segment, which will be tasked with strengthening and growing the company’s Direct-Store-Delivery (DSD) and Warehouse Delivery systems;
2.	Concentrate sales and profit related to intercompany transactions with Packaged Beverages will be eliminated at the Beverage Concentrates segment level. Packaged Beverages will record concentrate at cost;
3.	Trade, marketing and general and administrative costs will be allocated to each segment to the extent they are directly related to that segment. As a result, certain shared costs, that were previously allocated, will now be reported in the corporate line.
In addition, the financial metric measuring the segment’s operating results will be redefined from Underlying Operating Profit (UOP) to the Segment Operating Profit (SOP) level.
These changes are designed to provide greater clarity and transparency into the economic drivers of each business, ensure resources are allocated for maximum return and drive efficiency through simplification and reduction of non value-added intercompany transactions.
To assist investors, the company expects to provide unaudited supplemental information presenting historical results under the new segment reporting format by the end of April 2009.
Restatement of net sales and cost of sales intercompany eliminations
The company identified certain intercompany transactions that should have been eliminated in consolidation. The correction equally reduces net sales and cost of sales in the 2008 and prior year periods and has no impact on gross profit, income from operations, net income, cash flows or balance sheet. For full year 2008, net sales and cost of sales were each reduced by $50 million. For fourth quarter 2007, net sales and cost of sales were each reduced by $13 million, and for full year 2007, each were reduced by $53 million.
Forward looking statement
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in our Quarterly Report on Form 10Q and “Special Note Regarding Forward-Looking Statements,” and elsewhere in our Registration Statement on Form 10 filed with the Securities and Exchange Commission (“SEC”) on April 22, 2008 and our other filings with the SEC. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.
Conference Call
At 10 a.m. (CDT) today, the company will host a conference call with investors to discuss fourth quarter 2008 results and the outlook for 2009. The conference call and slide presentation will be accessible live through DPS’ website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.
In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found under “Financial Press Releases” on the company’s website at http://www.drpeppersnapple.com in the “Investors” section.
Definitions
Volume (BCS) or bottler case sales: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the fourth quarter comprising October, November and December.
Sales volume: Sales of concentrate and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors.
Price/mix refers to the combined impact of list price changes, discounts and allowances and the relative mix of the brands, products, packages and channels. Pricing refers to the impact of list price changes.

COGS per case: Cost of sales as reported divided by the sales volume in the quarter.
About Dr Pepper Snapple Group
Dr Pepper Snapple Group, Inc., (NYSE: DPS) is an integrated refreshment beverage business marketing more than 50 beverage brands to consumers throughout North America. In addition to its flagship Dr Pepper and Snapple brands and trademarks, the company’s portfolio includes 7UP, Mott’s, A&W, Sunkist Soda, Hawaiian Punch, Canada Dry, Schweppes, Squirt, RC Cola, Diet Rite, Penafiel, Rose’s, Yoo-hoo, Clamato, Mr & Mrs T and other well-known consumer favorites. Based in Plano, Texas, Dr Pepper Snapple Group employs approximately 20,000 people and operates 24 bottling and manufacturing facilities and more than 200 distribution centers across the United States, Canada, Mexico and the Caribbean. For more information, please visit http://www.drpeppersnapple.com.
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DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Years Ended December 31, 2008 and 2007
(In millions, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)
Net sales	$1,376	$1,388	$5,710	$5,695
Cost of sales	622	620	2,590	2,564

Gross profit	754	768	3,120	3,131

Selling, general and administrative expenses	489	491	2,075	2,018
Depreciation and amortization	29	29	113	98
Impairment of goodwill and intangible assets	1,039	6	1,039	6
Restructuring costs	26	40	57	76
Other operating expense (income)	7	(71)	4	(71)

(Loss) income from operations	(836)	273	(168)	1,004

Interest expense	58	58	257	253
Interest income	(2)	(26)	(32)	(64)
Other (income) expense	(10)	—	(18)	(2)

(Loss) income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	(882)	241	(375)	817
Provision for income taxes	(260)	104	(61)	322

(Loss) income before equity in earnings of unconsolidated subsidiaries	(622)	137	(314)	495
Equity in earnings of unconsolidated subsidiaries	1	1	2	2

Net (loss) income	$(621)	$138	$(312)	$497

(Loss) earnings per common share
Basic	$(2.44)	$0.54	$(1.23)	$1.96
Diluted	$(2.44)	$0.54	$(1.23)	$1.96

Weighted average common shares outstanding
Basic	254.2	253.7	254.0	253.7
Diluted	254.2	253.7	254.0	253.7

DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED STATEMENTS CASH FLOWS
For the Years Ended December 31, 2008 and 2007
(In millions)

	For the Year Ended
	December 31,
	2008	2007
Operating activities:
Net (loss) income	$(312)	$497
Adjustments to reconcile net income to net cash provided by operations:
Depreciation expense	141	120
Amortization expense	54	49
Amortization of deferred financing costs	13	—
Impairment of goodwill and intangible assets	1,039	6
Provision for doubtful accounts	5	11
Employee stock-based compensation expense	9	21
Deferred income taxes	(241)	55
Write-off of deferred loan costs	21	—
Loss (gain) on disposal of property and intangible assets	12	(71)
Other, net	5	(6)
Changes in assets and liabilities:
Trade and other accounts receivable	(4)	(6)
Related party receivable	11	(57)
Inventories	57	(14)
Other current assets	(20)	(1)
Other non-current assets	(5)	(8)
Accounts payable and accrued expenses	(48)	(5)
Related party payable	(70)	12
Income taxes payable	48	10
Other non-current liabilities	(6)	(10)

Net cash provided by operating activities	709	603

Investing activities:
Acquisition of subsidiaries, net of cash	—	(30)
Purchase of investments and intangible assets	—	(2)
Proceeds from disposals of investments and other assets	—	98
Purchases of property, plant and equipment	(304)	(230)
Proceeds from disposals of property, plant and equipment	4	6
Issuances of related party notes receivable	(165)	(1,937)
Repayment of related party note receivables	1,540	1,008
Other, net	(1)	—

Net cash provided by (used in) investing activities	1,074	(1,087)

Financing activities:
Proceeds from issuance of related party long-term debt	1,615	2,845
Proceeds from senior unsecured credit facility	2,200	—
Proceeds from senior unsecured notes	1,700	—
Proceeds from bridge loan facility	1,700	—
Repayment of related party long-term debt	(4,664)	(3,455)
Repayment of senior unsecured credit facility	(395)	—
Repayment of bridge loan facility	(1,700)	—
Deferred financing charges paid	(106)	—
Cash distributions to Cadbury	(2,065)	(213)
Change in Cadbury’s net investment	94	1,334
Other, net	(4)	4

Net cash (used in) provided by financing activities	(1,625)	515

Cash and cash equivalents — net change from:
Operating, investing and financing activities	158	31
Currency translation	(11)	1
Cash and cash equivalents at beginning of period	67	35

Cash and cash equivalents at end of period	$214	$67

DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED BALANCE SHEET
As of December 31, 2008 and 2007
(In millions, except share and per share data)

	For the Year Ended
	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$214	$67
Accounts receivable:
Trade (net of allowances of $13 and $20, respectively)	532	538
Other	51	59
Related party receivable	—	66
Note receivable from related parties	—	1,527
Inventories	263	325
Deferred tax assets	93	81
Prepaid expenses and other current assets	84	76

Total current assets	1,237	2,739
Property, plant and equipment, net	990	868
Investments in unconsolidated subsidiaries	12	13
Goodwill	2,983	3,183
Other intangible assets, net	2,712	3,617
Other non-current assets	564	100
Non-current deferred tax assets	140	8

Total assets	$8,638	$10,528

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$796	$812
Related party payable	—	175
Current portion of long-term debt payable to related parties	—	126
Income taxes payable	5	22

Total current liabilities	801	1,135
Long-term debt payable to third parties	3,522	19
Long-term debt payable to related parties	—	2,893
Deferred tax liabilities	981	1,324
Other non-current liabilities	727	136

Total liabilities	6,031	5,507

Commitments and contingencies

Stockholders’ equity:
Cadbury’s net investment	—	5,001
Preferred stock, $.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 800,000,000 shares authorized, 253,685,733 shares issued and outstanding for 2008 and no shares issued for 2007	3	—
Additional paid-in capital	3,140	—
Accumulated deficit	(430)	—
Accumulated other comprehensive (loss) income	(106)	20

Total stockholders’ equity	2,607	5,021

Total liabilities and stockholders’ equity	$8,638	$10,528

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three Months and Years Ended December 31, 2008 and 2007
(In millions)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)
Segment Results — Net Sales
Beverage Concentrates	$353	$338	$1,354	$1,342
Finished Goods	370	388	1,624	1,562
Bottling Group	742	755	3,102	3,143
Mexico and Caribbean	103	105	427	418
Intersegment eliminations and impact of foreign currency (1)	(192)	(198)	(797)	(770)

Net sales as reported	$1,376	$1,388	$5,710	$5,695

(1)	Intersegment sales are eliminated in the Consolidated Statement of Operations. Total segment net sales include Beverage Concentrates and Finished Goods sales to the Bottling Group segment and Bottling Group segment sales to Beverage Concentrates and Finished Goods.

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)
Segment Results — UOP
Beverage Concentrates	$226	$190	$778	$731
Finished Goods (1)	48	62	245	221
Bottling Group (1)	(13)	16	(36)	76
Mexico and Caribbean	9	25	86	100
LIFO inventory adjustment	(3)	1	(20)	(6)
Intersegment eliminations and impact of foreign currency	8	4	(2)	2
Adjustments (2)	(1,111)	(25)	(1,219)	(120)

(Loss) income from operations	(836)	273	(168)	1,004
Interest expense, net	(56)	(32)	(225)	(189)
Other income (expense)	10	—	18	2

(Loss) income before provision for income taxes and equity in earnings of unconsolidated subsidiaries as reported	$(882)	$241	$(375)	$817

(1)	UOP for the three months and year ended December 31, 2007, for the Bottling Group and Finished Goods segments have been recast to reallocate $11 million and $54 million, respectively, of intersegment profit allocations to conform to the change in 2008 management reporting of segment UOP.

(2)	Adjustments consist of the following:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)
Restructuring costs	$(26)	$(40)	$(57)	$(76)
Transaction costs and other one time separation costs	(4)	—	(33)	—
Unallocated general and administrative expenses	(15)	(6)	(39)	(36)
Stock-based compensation expense	(2)	(7)	(9)	(21)
Amortization expense related to intangible assets	(7)	(10)	(28)	(30)
Impairment of goodwill and intangible assets	(1,039)	(6)	(1,039)	(6)
Incremental pension costs	1	(10)	(3)	(11)
Other operating (expense) income	(7)	58	(4)	58
Other	(12)	(4)	(7)	2

Total	$(1,111)	$(25)	$(1,219)	$(120)

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
For the Three Months and Years Ended December 31, 2008 and 2007
(Dollars in millions)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures, that reflect the way management evaluates the business, may provide investors with additional information regarding the company’s results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly and year-end results:
Net sales and Segment underlying operating profit excluding SeaBev, glaceau and Hansen: Net sales and segment underlying operating profit adjusted for 1) Jan. 1 to Jul. 10 2008 results related to the acquisition of Southeast-Atlantic Beverage Corporation (“SeaBev”) in Jul. 11 2007; 2) Jan. 1 to Nov. 2, 2007 and Nov. 11 to Dec. 31 2007 results related to the loss of distribution agreements for glaceau and Hansen U.S. products which were terminated Nov. 2 2007 and Nov. 10 2008, respectively; and, 3) Intersegment eliminations and the impact of foreign currency at the segment level.

	For the Three Months Ended			For the Year Ended
	December 31,			December 31,
			Percent			Percent
	2008	2007	Change	2008	2007	Change
	(Unaudited)
Segment Results — Net Sales
Beverage Concentrates	$353	$338		$1,354	$1,342
Intersegment eliminations and impact of foreign currency	(96)	(103)		(387)	(383)

Beverage Concentrates after adjustments	257	235	9%	967	959	1%

Finished Goods	370	388		1,624	1,562
Intersegment eliminations and impact of foreign currency	(61)	(67)		(291)	(281)

Finished Goods after adjustments	309	321	(4)%	1,333	1,281	4%

Bottling Group	742	755		3,102	3,143
Sales related to SeaBev, glaceau, and Hansen	—	(53)		(61)	(250)
Intersegment eliminations and impact of foreign currency	(21)	(28)		(114)	(105)

Bottling Group after adjustments	721	674	7%	2,927	2,788	5%

Mexico & Caribbean	103	105		427	418
Intersegment eliminations and impact of foreign currency	(14)	—		(5)	(1)

Mexico & Caribbean after adjustments	89	105	(15)%	422	417	1%

Net sales excluding SeaBev, glaceau and Hansen	1,376	1,335	3%	5,649	5,445	4%

Sales related to SeaBev, glaceau, and Hansen	—	53		61	250

Net sales as reported	$1,376	$1,388	(1)%	$5,710	$5,695	0%

	For the Three Months Ended			For the Year Ended
	December 31,			December 31,
			Percent			Percent
	2008	2007	Change	2008	2007	Change
	(Unaudited)

Segment underlying operating profit(1)	$275	$285	(4)%	$1,051	$1,111	(5)%
Impact of SeaBev, glaceau, and Hansen	—	(21)		—	(57)

Segment underlying operating profit excluding SeaBev, glaceau and Hansen	$275	$264	4%	$1,051	$1,054	0%

(1)	See note (2) on A-6

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION — Continued
For the Three Months and Years Ended December 31, 2008 and 2007
(Dollars in millions)
Segment underlying operating profit: (Loss) Income from operations before: 1) unallocated general and administrative expenses and other costs; 2) restructuring costs; 3) transaction costs and other one-time separation costs; 4) stock based-compensation expense; 5) amortization expense related to intangible assets; 6) the impairment of goodwill and intangible assets; 7) a one-time gain on the termination of the glaceau distribution agreement; and 8) other adjustments.

	For the Three Months Ended			For the Year Ended
	December 31,			December 31,
			Percent			Percent
	2008	2007	Change	2008	2007	Change
		(Unaudited)
Segment Results — UOP
Segment underlying operating profit(1)	$270	$293		$1,073	$1,128
One-time gain from termination of glaceau included in Bottling Group UOP	—	(13)		—	(13)
LIFO inventory adjustment	(3)	1		(20)	(6)
Intersegment eliminations and impact of foreign currency	8	4		(2)	2

Segment underlying operating profit(2)	275	285	(4)%	1,051	1,111	(5)%

Restructuring costs	(26)	(40)		(57)	(76)
Transaction costs and other one time separation costs	(4)	—		(33)	—
Unallocated general and administrative expenses	(15)	(6)		(39)	(36)
Stock-based compensation expense	(2)	(7)		(9)	(21)
Amortization expense related to intangible assets	(7)	(10)		(28)	(30)
Impairment of goodwill and intangible assets	(1,039)	(6)		(1,039)	(6)
Incremental pension costs	1	(10)		(3)	(11)
One-time gain from termination of glaceau	—	71		—	71
Other	(19)	(4)		(11)	2

(Loss) income from operations as reported	$(836)	$273	NM	$(168)	$1,004	NM

(1)	Amount represents the total of the underlying operating profit for the four operating segments.

(2)	Segment underlying operating profit used per note (1) on A-5
Effective tax rate excluding certain items: Effective tax rate adjusted for: 1) the impairment of goodwill and intangible assets; 2) One-time tax items related to separation; and, 3) items indemnified by Cadbury.

	For the Three Months Ended			For the Year Ended
	December 31, 2008			December 31, 2008
	(Loss) income	Provision for		(Loss) income	Provision for
	before taxes	income taxes	Effective tax rate	before taxes	income taxes	Effective tax rate
		(Unaudited)
Effective tax rate as reported	$(882)	$260	29.5%	$(375)	$61	16.3%
Impairment of goodwill and intangible assets	1,039	(343)		1,039	(343)
Separation related tax items	—	5		—	16
Indemnified items	(12)	12		(19)	19

Effective tax rate excluding certain items	$145	$(66)	45.5%	$645	$(247)	38.3%

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION — Continued
For the Three Months and Years Ended December 31, 2008 and 2007
EPS excluding certain items: Reported EPS adjusted for: 1) the impairment of goodwill and intangible assets in 2008 and 2007; 2) restructuring costs in 2008 and 2007; 3) transaction costs and other one-time separation costs; 4) a one-time gain on the termination of the glaceau distribution agreement in 2007; and, 5) one-time tax items related to separation

	For the Three Months Ended			For the Year Ended
		December 31,			December 31,
			Percent			Percent
	2008	2007	Change	2008	2007	Change
		(Unaudited)
Reported EPS	$(2.44)	$0.54	NM	$(1.23)	$1.96	NM
Impairment of goodwill and intangible assets	2.74	0.01		2.74	0.01
One-time gain from termination of glaceau	—	(0.17)		—	(0.17)
Restructuring costs	0.06	0.10		0.14	0.18
Transaction costs and other one time separation costs	0.01	—		0.08	—
Bridge loan fees and expenses	—	—		0.06	—
Separation related tax items	0.02	—		0.06	—

EPS, excluding certain items	$0.39	$0.48	(19)%	$1.85	$1.98	(7)%

2009 Net sales and EPS excluding certain items: 2009 expected net sales and earnings per share adjusted for: 1) the loss of Hansen product distribution; and 2) Foreign currency

Percentage Growth
2009 Net Sales Guidance
Reported net sales	(2)% to (4)%
Impact of loss of Hansen product distribution	4%
Impact of foreign currency at spot rate	2%

Comparable currency neutral net sales	2% to 4%

2009
2009 Earnings per share guidance
Reported earnings per share	$1.71 to $1.79
Net gain on Hansen contract termination payment	$0.12

EPS excluding certain items	$1.59 to $1.67